Exhibit 10.3

Red Rock Pictures Holdings, Inc. Completes the Acquisition of ComedyNet.TV, Inc. Assets

LOS ANGELES--(BUSINESS WIRE)--April 9, 2009--Red Rock Pictures Holdings, Inc. (OTCBB: RRPH) (“Red Rock”), a film and entertainment marketing company, announced today that it has completed its acquisition of the assets of ComedyNet.TV, Inc. (“ComedyNet”).

Under the terms of the asset purchase agreement, Red Rock will issue a total of 50,000,000 shares of its common stock in consideration for ComedyNet’s assets, which include a substantial library of filmed comedic content.

“As discussed in our press release dated January 9, 2009, we believe this acquisition affords us new opportunities to leverage ComedyNet’s assets and provides us operating capital and funding to complete some of the exciting projects in our pipeline. ComedyNet has successfully arranged an initial investment from a third party investor of $300,000 into Red Rock, in the form of a Secured Convertible Note which is convertible at $0.06 per share. The third party investor has also agreed to fund an additional $200,000 to be earmarked for an upcoming advertising campaign, including a 30 minute infomercial, for a valued Red Rock client,” stated Reno Rollé, Red Rock’s President and Chief Executive Officer.

In addition, the investor was issued an option to purchase an additional 18,000,000 shares of Red Rock’s common shares in exchange for $500,000. Such amounts are over and above the amounts stated above.

About Red Rock Pictures Holdings, Inc.

Red Rock Pictures Holdings, Inc. (OTCBB:RRPH) (www.redrockpics.com) finances and co-produces feature films and entertainment for all media with particular expertise and focus on direct consumer and multi-channel marketing. Dedicated to truly partnering with the creative community - from up-and-coming writers, directors and producers to experienced hands in film, television and digital media - Red Rock Pictures Holdings, Inc. is built on its commitment to creative entertainment and marketing innovation.

About ComedyNet.TV, Inc.

ComedyNet.TV, Inc. is an on-demand digital programming network bringing together the creative community of comedians, comedy writers, animators, videographers, cartoonists and raconteurs. The company attracts the community of "funny" by providing the tool sets, production, post production, stages, live studio and Club settings for the advancement of the comedic arts, while also providing the audience reach though distribution on all digital media platforms.

Forward-Looking Statement

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. federal securities laws. These include, among others things, statements about expectations of future business, revenues, cash flows and capital requirements. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to further develop its business, the company's ability to generate revenues, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the company's services, competitive factors, new products and technological changes, and other such risks as the company may identify and discuss from time to time.

CONTACT:
Red Rock Pictures Holdings, Inc.
Steve Handy, 949-280-7366
shandy@redrockpics.com